EXHIBIT 99.1

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

Prior to the merger, SYNNEX Corporation (“SYNNEX”) and Tiger Parent (AP) Corporation (“Tiger Parent”) had different fiscal years. SYNNEX’ fiscal year ends on November 30, whereas Tiger Parent’s fiscal year ends on January 31. The unaudited historical financial information provided below combines the monthly historical financial information of Tiger Parent for each of the three-month periods presented. As a result, the historical financial information provided below may differ from what the actual results of Tiger Parent would have been for each of the periods presented if its fiscal year ended on November 30.

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), we are also disclosing certain non-GAAP financial information. Non-GAAP operating income is defined as operating income, excluding acquisition, integration and restructuring expenses, the amortization of intangible assets, purchase accounting adjustments and share-based compensation expense. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is defined as net income before interest, taxes, depreciation and amortization, adjusted to exclude other income (expense), net, acquisition, integration and restructuring expenses, purchase accounting adjustments and share-based compensation expense.

Management believes that providing this additional information is useful to the reader to assess and understand the financial performance of Tiger Parent as compared with results from previous periods. However, analysis of results via this financial measure should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Additionally, because this measure is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures reported by other companies.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

HISTORICAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	Three months ended
	August 31, 2021	May 31, 2021	February 28, 2021	November 30, 2020	August 31, 2020	May 31, 2020	February 29, 2020
Net sales	$9,132.1	$9,570.6	$10,306.6	$9,842.1	$8,384.8	$8,123.9	$9,646.6
Cost of products sold	(8,558.7)	(9,004.2)	(9,686.7)	(9,280.0)	(7,900.5)	(7,594.5)	(9,002.6)
Gross profit	573.4	566.4	620.0	562.1	484.2	529.4	644.0
Operating expenses:
Selling, general and administrative expenses	(447.2)	(461.7)	(481.9)	(438.9)	(424.1)	(426.2)	(432.6)
Acquisition, integration and restructuring expenses	(35.4)	(31.1)	(38.2)	(31.2)	(184.9)	(14.8)	(12.4)
Legal settlements and other litigation, net	(5.2)	—	1.7	—	(39.3)	—	0.4
Gain on bargain purchase	—	—	2.0	28.2	—	—	—
Gain on sale of fixed assets	—	—	7.6	7.9	—	—	—
	(487.8)	(492.8)	(508.8)	(434.0)	(648.2)	(441.0)	(444.6)
Operating income (loss)	$85.6	$73.5	$111.2	$128.1	$(164.0)	$88.4	$199.4

Adjustments
Acquisition, integration and restructuring expenses (1)	35.4	31.1	38.2	31.2	184.9	14.8	12.4
Amortization of intangibles (2)	41.0	29.9	39.7	39.2	46.8	24.3	25.1
Purchase accounting adjustments (3)	22.7	32.6	32.6	34.0	25.8	—	—
Stock-based compensation expense (4)	1.5	1.4	1.4	2.1	1.3	5.6	7.8
Non-GAAP operating income	186.2	168.5	223.2	234.6	94.8	133.1	244.7
Depreciation	20.3	20.4	20.1	19.3	20.1	18.2	16.8
Adjusted EBITDA	$206.5	$188.9	$243.2	$254.0	$114.9	$151.3	$261.4

(1) Costs primarily associated with acquisitions, Tiger Parent (AP) Corporation’s GBO Program, GBO 2 Program and tdONE Program.

(2) Costs associated with the amortization of intangible assets.

(3) Purchase accounting adjustments related to acquisitions, primarily related to certain consideration received from vendors.

(4) Costs associated with stock-based incentive compensation plans.

(Amounts may not add due to rounding)